Exhibit 23(f)

                         Consent of Independent Auditors


The Board of Directors
Dime Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-4, of HUBCO, Inc. of our report dated January 21, 1998, relating to the consolidated balance sheets of Dime Financial Corporation and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in the shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997, which report appears in the December 31, 1997 annual report on Form 10-K of Dime Financial Corporation. We also consent to the reference to our firm under the heading "Experts".



                                                  KPMG PEAT MARWICK LLP

Hartford, Connecticut
July 8, 1998